Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC and Mediacom Broadband

Corporation Announce Increase of Tender Cap to $350 Million

Middletown, NY - August 20, 2012 - Mediacom Broadband LLC and Mediacom Broadband Corporation (the “Companies”), wholly-owned subsidiaries of Mediacom Communications Corporation, announced today that they have amended their previously announced cash tender offer to purchase outstanding 8 1/2% senior notes due 2015 (the “8 1/2% Notes”). As previously announced, the Companies commenced the tender offer for up to $300 million (the “Tender Cap”) of the 8 1/2% Notes. The amendment increases the Tender Cap from $300 million to $350 million principal amount of the 8 1/2% Notes. All other terms of the tender offer, as previously announced, remain the same.

The tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 14, 2012, and accompanying Letter of Transmittal. The increase in the Tender Cap is being made in accordance with the Offer to Purchase. There is currently outstanding $500 million principal amount of the 8 1/2% Notes, and the increase in the Tender Cap to $350 million represents an offer for up to 70% (up from 60%) of the outstanding 8 1/2% Notes. The principal amount of the 8 1/2% Notes purchased from any individual noteholder may be prorated as set forth in the Offer to Purchase.

The Companies intend to fund the increased Tender Cap with (a) the net proceeds from their offering of 6.375% senior notes due 2023 in the aggregate principal amount of $300 million (the “Notes Offering”), which is expected to close on August 28, 2012 (subject to the satisfaction of customary closing conditions), and (b) a portion of the net proceeds from a new $200 million incremental term loan facility, that was extended to their operating subsidiaries under an existing credit facility. The new incremental term loan facility closed earlier today.

The tender offer is scheduled to expire at 8:00 a.m., New York City time, on September 12, 2012, unless extended or earlier terminated (the “Expiration Time”).

The following table sets forth some of the terms of the tender offer, including the amended Tender Cap:

CUSIP No.	Outstanding Principal Amount	Tender Cap	Tender Offer Consideration(1)	Early Tender Payment(1)	Total Consideration(1) (2)
58446VAE1	$500,000,000	$350,000,000	$1,002.50	$20.00	$1,022.50

(1)	Per $1,000 principal amount of 8 1/2% notes that are accepted for purchase.
(2)	The Total Consideration equals the Tender Offer Consideration, plus the Early Tender Payment.

A noteholder that tenders its 8 1/2% Notes prior to the Early Tender Date of 5:00 p.m., New York City time, on August 27, 2012, will be eligible to receive the Total Consideration, which includes the Early Tender Payment, plus any accrued and unpaid interest up to, but not including, the applicable settlement date. A noteholder that chooses to tender its 8 1/2% Notes after the Early Tender Date and at or prior to the Expiration Time will only be eligible to receive the Tender Offer Consideration and not the Early Tender Payment, plus any accrued and unpaid interest up to, but not including, the applicable settlement date.

The Companies expect to accept for purchase on or promptly following the Early Tender Date (such date, the “Early Acceptance Date”) 70% (up from the previously announced 60%) of the 8 1/2% Notes tendered prior to the Early Tender Date. The 8 1/2% Notes accepted for purchase on the Early Acceptance Date will

Mediacom Communications Corporation

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receive payment of the Total Consideration for such notes on or promptly after the Early Acceptance Date (the date of such payment, the “Early Settlement Date”), together with accrued and unpaid interest on the principal amount of all such notes up to, but not including, the Early Settlement Date.

If the tender offer is oversubscribed, the Companies intend to accept for purchase promptly following the Expiration Time (the date of such acceptance, the “Final Acceptance Date”) the total amount of 8 1/2% Notes tendered multiplied by a final proration percentage less any 8 1/2% Notes previously purchased on the Early Settlement Date, in accordance with the proration procedures described in the Offer to Purchase. The Companies will determine to what extent to accept for purchase on the Final Acceptance Date, for the Total Consideration, the remaining 8 1/2% Notes tendered at or prior to the Early Tender Date, but not accepted on the Early Acceptance Date, based on the application of such proration procedures.

The Companies’ obligation to accept for purchase and to pay for 8 1/2% Notes is subject to the satisfaction or waiver of a number of conditions, including the completion of the Notes Offering. The tender offer is not contingent upon the tender of any minimum principal amount of 8 1/2% Notes and the Companies reserve the right to waive any one or more of the conditions at any time.

This announcement does not constitute an offer to purchase or a solicitation of any offer to sell with respect to the 8 1/2% Notes. The tender offer is being made solely by the Offer to Purchase and the related Letter of Transmittal. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the information agent for the tender offer, i-Deal LLC, at (888) 593-9546 (toll-free) or, for banks and brokers, (212) 849-5000. Questions regarding the tender offer may be directed to the dealer managers, Wells Fargo Securities at (866) 309-6316 (toll-free) or (704) 715-8341 (collect) and SunTrust Robinson Humphrey at (404) 926-5051 (collect).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Mediacom Communications

Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. Mediacom Communications also offers affordable broadband communications solutions that can be tailored to any size business through Mediacom Business. For more information about Mediacom Communications, please visit www.mediacomcc.com

Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements in this press release include: adverse conditions in the capital markets, our inability to secure financing on acceptable terms, failure of holders to participate in the tender offer and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:
Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Group Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754